EXHIBIT 10.2

INDEPENDENT CONTRACTOR AGREEMENT

THIS CONTRACT IS MADE AS OF DECEMBER 31, 2021

BETWEEN:

LEXARIA BIOSCIENCE CORP. of 100 – 740 McCurdy Road, Kelowna, BC  V1X 2P7

(hereinafter referred to as the “Company”)

OF THE FIRST PART

- and -

C.A.B. FINANCIAL SERVICES LTD. of [xx]1

(hereinafter referred to as the “Contractor”)

OF THE SECOND PART

WHEREAS Company wishes to contract for the services of the Contractor and the Contractor wishes to enter into a contract for provision of such services to Company and whereby the Company as referred to herein shall include Lexaria Bioscience Corp. and any successor company thereof and any current and future subsidiaries of Lexaria Bioscience Corp. and any successor company thereof;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree, each with the other, as follows:

1.	Contract Parties. This contract for professional services (the “Agreement”) between Company and Contractor is effective as of January 1, 2022 (the “Effective Date”).

2.

Nature of Relationship and Previous Engagements. The parties agree that the Contractor was engaged by the Company as an independent contractor pursuant to an agreement effective January 1, 2019 for a three year term and was further engaged by the Company’s subsidiary, Lexaria Nicotine LLC (“Nicotine”) pursuant to an agreement effective January 1, 2019 and renewing annually. The parties have agreed to continue the relationship and confirm their acknowledgement that the relationship of the Contractor and Company are that of independent contractors. The Contractor is not an employee, agent or dependent contractor of Company, nor are Company and the Contractor partners or joint venturers with each other. Nothing in this Agreement shall be construed as making Company and the Contractor partners or joint venturers, making the Contractor an employee, agent or dependent contractor of Company, or imposing any liability as partner, joint venture, principal or agent on Company or the Contractor, as the case may be. The Contractor, unless authorized by the Company, shall not use the name of Company or any of its affiliates in any advertisement, promotional or marketing material. The Contractor agrees that all of its previous engagements (including contracts) with the Company and Nicotine will have been completed on December 31, 2021 and shall be of no further force or effect as at January 1, 2022 and that the ongoing engagement between Company and the Contractor shall be solely pursuant to this Agreement.

_____________

1 The address of C.A.B. Financial Services Ltd. has been redacted.

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3.

Services and Term. Subject to the terms and conditions set out in this Agreement, Company agrees to retain the Contractor to provide the services listed in Schedule “A” attached hereto (the “Services”) and the Contractor agrees to provide the Services in accordance with the terms and conditions set out in this Agreement. This Agreement commences on the Effective Date and shall continue for a three (3) year term (the “Term”) unless terminated earlier in accordance with the terms set out herein, and shall automatically continue thereafter on a month to month basis.

4.

Standard of Performance. The Contractor shall perform the Services honestly and in good faith, and in an efficient, prompt, professional, skillful and careful manner in accordance with industry methods, standards and practices, and shall observe and obey all applicable laws, regulations, rules and standards.

5.

Workplace and Tools. In order to the protect confidentiality, proprietary, and personal information, Company shall provide the Contractor will all the necessary computer equipment and software for use during the engagement and shall also provide the Contractor with an office for the purposes of conducting the Services. Such equipment, software and office space, shall at all times remain the property of the Company. At its own expense, the Contractor shall be responsible for ensuring that the Contractor has an appropriate workplace to conduct the Services and all other necessary tools to perform the Services when not utilizing the Company provided equipment, software and office space. The Contractor shall not be required to attend Company offices while performing the Services, but shall be available for remote meetings and telephone conferences on an as-needed basis in accordance with sections 3 and 4 herein.

6.

Payment. In consideration for performing the Services, Company shall compensate the Contractor with the remuneration outlined in Schedule “B”.  At the Company’s discretion it may choose to either pay the Contractor a monthly portion of the cash remuneration payable at any time; or request that the Contractor submit to the Company, on a monthly basis, its invoice(s) (which invoice(s) shall include GST as a separate charge and include the Contractor’s GST registration number) for performing the Services.  Payment to the Contractor shall be made either:  (i) on a monthly basis at the end of each month or; (ii) within ten (10) days of receipt of the Contractor’s invoice by Company or as soon after that as is reasonable in the circumstances. The Contractor shall be responsible to remit any GST which may be due or payable for services rendered under this Agreement.

7.

No Benefits.The Contractor agrees that the Contractor shall not be entitled to participate in, or receive any benefits from, any employee benefit programmes or plans operated by Company (including vacation pay, statutory holidays and health benefits).

8.	Set Off. The Contractor agrees that Company may set off any amounts due to the Contractor from Company against any amount owing by Contractor to the Company.

9.

No Reimbursement of Expenses. The Contractor will be responsible for all expenses associated with performing the Services. The Contractor may negotiate with Company to reimburse the Contractor for disbursements incurred on behalf of Company, but no such disbursements shall be paid by Company except as authorized pursuant to Schedule “B” or unless the Company has provided prior approval.

10.

As-Needed Basis. The Contractor understands that Company may request the Contractor to perform the Services on an as-needed basis. There is no guarantee of any work with Company and the Contractor may decline work at its discretion. The Contractor agrees that the Contractor has sufficient resources and time to complete and deliver the Services in accordance with sections 3 and 4 herein.

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11.

Non-Disclosure of Confidential Information. For the purposes of this Agreement, “Confidential Information” means all information in any form, whether written, electronic, or oral, about or owned, used or licensed by the Company, including without limitation, information about their business operations, business interests, assets, liabilities, contracts, databases, computer software, scientific interests, clients and client lists, suppliers, credit information and pricing information, sales and marketing plans and strategies, proposals, research and development, new services or products research, financial data, technical information, employees and independent contractors, intellectual property, and all other information that is not generally, lawfully available to third parties or is treated by the Company as Confidential Information or a trade secret.  The Contractor acknowledges that by reason of his engagement he will have access to Confidential Information of the Company.  The Contractor understands and acknowledges the importance of maintaining the security and confidentiality of Confidential Information, both during the Term and indefinitely after the Term.  The Contractor will, both during and indefinitely after the Term, maintain the confidentiality of the Confidential Information.  The Contractor will use and disclose the Confidential Information only during the Term and only as required for the performance of the Contractor’s duties and obligations under this Agreement.  The Contractor will not use or disclose any Confidential Information for the Contractor’s personal advantage or the advantage of any other person or entity.  The Contractor will use and take all reasonable security measures to protect the Confidential Information from loss, theft and unauthorized use, access, disclosure, duplication, modification and deletion.

Nothing in this Agreement will prevent the Contractor’s use or disclosure of information which is lawfully available to the public for unrestricted use other than through the wrongful act or omission by the Contractor or any other person or which is required to be disclosed under applicable laws or legal process. If the Contractor is required to disclose Confidential Information under applicable laws or legal process, the Contractor will provide the Company with as much advance notice as possible to enable the Company to have the opportunity to contest the disclosure or to obtain a protective order, and the Contractor will strictly limit such disclosure only to the Confidential Information which is legally required to be disclosed. The Contractor will cooperate with the Company in any efforts to obtain a protective order or other remedy or recourse, which the Company may seek to obtain in this regard.

12.

Intellectual Property – All innovations, inventions, discoveries, improvements, devices, designs, practices, processes, methods, products or services that the Contractor makes, develops, perfects, devises or reduces to practice during the Term that relate to the Company’s business, or result from any work the Contractor performs for the Company (collectively, the “Company Intellectual Property”), are the Company’s sole property. The Contractor will promptly inform, and disclose to, the Company all Company Intellectual Property that the Contractor creates alone or in collaboration with others whether or not the Contractor conceived of such during normal business hours. The Contractor hereby irrevocably and unconditionally transfers and assigns to the Company, and its successors and assigns, any and all of his rights (including moral rights), title and interest in and to any and all of the Company Intellectual Property, and any copyright, trademark, patent applications or patents thereon. The Company retains legal ownership of the product of the Contractor’s work and no Company Intellectual Property created by the Contractor while employed by the Company can be claimed, construed, or presented as the Contractor’s property, even after termination of the Contractor’s employment. The Company Intellectual Property shall be considered the Company’s Confidential Information subject to the restrictions described above.  On the Company’s reasonable request, the Contractor will execute any document that the Company deems necessary to evidence the Company’s ownership of any of the Company Intellectual Property to apply for and obtain intellectual property registrations in the Canadian Intellectual Property Office, or any foreign equivalents, for any of the Company Intellectual Property.

13.

Termination By Contractor. The Contractor may terminate this Agreement at any time for convenience by providing Company with three (3) months’ prior written notice, or, for cause immediately upon Company committing a material breach of the provisions of the Agreement, becoming insolvent or bankrupt or making an assignment for the benefit of creditors, or a receiver being appointed for its business or a voluntary or involuntary petition into bankruptcy being filed or proceedings for the reorganization or winding up of Company being instituted without being dismissed within thirty (30) days of filing.

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14.

Termination By Company. Company may terminate this Agreement at any time for convenience by providing Contractor with fifteen (15) months’ prior written notice (the “Notice”) or in lieu of the Notice, paying the Contractor a lump sum termination break fee payment (“Termination Break Fee Payment”) in an amount equal to fifteen (15) times the Monthly Fee (as defined in Schedule “B” to this Agreement) plus GST, plus one (1) additional months’ written notice of termination or payment in lieu of such notice, up to a maximum of twenty-four (24) times the Monthly Fee, for each completed year of service with the Company after the Effective Date.  The Company may also terminate the Contractor for cause, at any time immediately upon the following circumstances: (a) material breach of any provision of this Agreement; (b) the gross negligence of the Contractor while performing the Services; (c) the commission by the Contractor of any act of criminal fraud, embezzlement, theft or similar offences; (d) the falsification or misrepresentation by the Contractor of any information related to this Agreement; (e) failure of the Contractor to have disclosed or to disclose to Company, at time of entering into the Agreement or hereafter, any material fact about the Contractor that could bring the Company into disrepute; and (e) the inability of the Contractor to perform the Services by reason of death, a physical or mental disability or illness; with the effective date of termination of this Agreement for any reason, including under sections 13 and 14, being the “Termination Date”.

15.

Payments on Termination. If this Agreement is terminated pursuant to any of sections 13 and 14, Company shall only pay the Contractor, as applicable, for (i) Services performed as of the Termination Date; or (ii) the Termination Break Fee Payment, save and except where there is a for cause termination. The Contractor and Company agree that should either of them terminate this Agreement for cause the only damages that the Contractor will be entitled to from Company (and vice versa) will be the monetary equivalent to two weeks’ prior written notice based on the average dollar amount of the last three (3) months of payments made under this Agreement prior to the termination without a duty to mitigate.

16.

Effect of Termination. On or before the Termination Date, the Contractor shall resign from all director and officer positions held in the Company or any of its subsidiary companies and shall return all Confidential Information to the Company.

17.

Non-Exclusive Relationship. The Contractor may provide services for and on behalf of third parties provided that the provision of such services by the Contractor, or employees or subcontractors of the Contractor who are providing the Services are outside the time such persons are required to be available to provide the Services and do not conflict with the Contractor’s responsibilities and obligations to Company pursuant to this Agreement.

18.

Payment of Taxes and Other Charges, and Indemnity by Contractor. The Contractor acknowledges and agrees that Company shall not withhold or deduct from any payments made to the Contractor any taxes, withholdings, source deductions, employment insurance premiums or pension plan contributions.  The Contractor is solely responsible for payment of all taxes and other governmental charges arising out of the Contractor’s activities under this Agreement, including but not limited to federal and provincial income taxes, HST, provincial sales taxes, employment insurance premiums, employer health tax, Canada Pension Plan and any other taxes, mandated contributions or business licence fees as required, and any interest or penalties related to any of the foregoing. Company shall not be required to make any payment or contribution in respect of taxes payable by the Contractor.

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19.	Non‑Solicitation. For the purposes of this Section 19, the following terms have the following definitions:

a.

Customer” means any person or entity to whom the Executive provided products or services, or to whom the Company provided products or services and about whom the Executive received Confidential Information, during the course of the Executive’s employment with the Company; provided that, after the termination of the Executive’s employment for any reason, “Customer” will only include those persons or entities who the Executive knew was a Customer at any time during the twelve (12) months preceding the termination of the Executive’s employment;

b.

“Competitive Business” means any company that earns revenues or anticipates earning revenues from sales or licensing related to products developed or created by way of combining fatty acids together with dehydration processing for the purposes of enhancing the pharmacokinetic performance of active pharmaceutical ingredients;

c.	“Personnel” means any person or entity who the Executive knew was employed or engaged as a contractor by the Company during the course of the Executive’s employment with the Company; and

d.

“Prospective Customer” means any person or entity that has not yet become a Customer of the Company, but who, with the Executive’s knowledge, was contacted for the purposes of doing business with the Company or solicited by the Company during the course of the Executive’s employment with the Company; provided that, after the termination of the Executive’s employment for any reason, “Prospective Customer” shall only include those persons or entities who the Executive knew was a Prospective Customer at any time during the twelve (12) months preceding the termination of the Executive’s employment.

During the Term and for a period of six (6) months after the termination of the Executive’s employment for any reason, the Executive will not, directly or indirectly:

a)	contact or communicate with any Customer or Prospective Customer for the purpose of offering for sale any products or services relating to the Competitive Business;

b)	solicit, divert or take away from the Company the business of any Customer or Prospective Customer;

c)	solicit or encourage any Personnel to terminate their relationship with the Company; or

d)	entice or solicit away from the Company any Personnel for the purpose of competing with the Company in the Competitive Business.

The Contractor acknowledges and agrees that all of the restrictions contained in Section 19 are necessary and fundamental to the protection of the business of the Company and that all such restrictions are fair, reasonable and valid given the nature of the Company’s business and the Contractor’s position within that business. The Contractor hereby waives all defences to the strict enforcement thereof. The Contractor further confirms that these obligations will not unduly preclude Contractor from becoming gainfully contracted or from otherwise working following the termination of this Agreement.

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20.

Return of Records and Property. The Contractor shall upon request by Company, and in any event upon the termination of this Agreement, promptly return to Company any property belonging to Company or relating to Company’s business.

21.

Enforcement. The Contractor acknowledges and agrees that the covenants and obligations under this Agreement are reasonable, necessary and fundamental to the protection of Company's legitimate business interests, and the Contractor acknowledges and agrees that any breach of this Agreement by the Contractor would result in irreparable harm to Company and loss and damage to Company.

22.

Severability. Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

23.

Entire Agreement. The provisions herein constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

24.

Enurement and Assignment. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns. Company shall have the right to assign this Agreement to another party. The Contractor may assign the Contractor’s rights under this Agreement or delegate to others any of its functions and duties under this Agreement only with the prior written approval of Company, which may be withheld in its sole discretion.

25.

Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

26.

Legal Advice. Each party acknowledges that it had the opportunity to obtain whatever advice it deems appropriate before executing this Agreement and that by executing this Agreement, the parties execute this Agreement in an informed manner, voluntarily and without duress.

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IN WITNESS WHEREOF the parties have hereto have duly executed this Agreement as of the day and year first above written.

LEXARIA BIOSCIENCE CORP.	C.A.B. FINANCIAL SERVICES LTD.

Per: signed	Per: signed

Authorized Signatory	Christopher Bunka

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SCHEDULE “A”

The Services shall include the following:

(a)

Developing and expanding the Company’s new and existing product pipeline based on its current proprietary technologies, and implementing new technologies as they become available with a continued focus on improving and optimizing speed and extent of drug delivery and flavour profile;

(b)	Assisting the Company and its licensees on achieving successful commercial production with definitive deadlines for commencement and anticipated royalty payments;

(c)	Maintaining and developing the Company’s communications and marketing materials with a goal of establishing a consistent message that is associated with the Company’s brands;

(d)	Identifying, researching, evaluating and completing transactions for capital raising and/or strategic collaborations with suitable third-parties, all of which create value for the Company;

(e)

Assisting in the management and development of the Company’s subsidiaries and parent company including day-to-day operations, evaluating and implementing supply chain efficiencies and facilitating distribution and sales growth;

(f)	Operating as the Chief Executive Officer (the “CEO”);

(g)

Perform all duties associated with being the named Assistant Responsible Person for the purposes of Health Canada compliance, including, but not limited to, assisting the Responsible Person in the drafting, amending and finalizing of all Standard Operating Procedures, oversight of the maintenance of all required logbooks, and preparing and/or approving all required reports;

(h)

Serving the Company (and/or such subsidiary or subsidiaries of the Company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Board of Directors or senior management of the Company and shall perform such duties and exercise such powers as may from time be determined by resolution of the Board of Directors, as an independent contractor;

(i)	Work as needed with lawyers, partners, shareholders and other stakeholders; and

(j)

Fulfill all duties expected of the Contractor as the CEO of a publicly listed biotechnology/bioscience company and any other duties that should be reasonably expected by and at the pleasure of the Board of Directors.

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SCHEDULE “B”

Remuneration

A. Cash Consideration

Starting on the Effective Date, the Company either directly or through one or more of its subsidiary companies or through a combination of the Company and a subsidiary or subsidiaries, shall pay the Contractor a monthly amount plus Goods and Services Tax (GST), payable on the last day of each calendar month (the “Monthly Fee”), based on the following formula:

Monthly Fee =  $29,706.00 x (1.25 x IR)

Where IR is the annual inflation rate determined by the Bank of Canada for the 2021 calendar year, which is anticipated to be published on or about January 26, 2022.  The Consultant has the GST number [xx]2.

The Monthly Fee may be reviewed and adjusted by the Company from time to time but regardless of such review and adjustment will be increased annually starting on January 1, 2023 and continuing on each subsequent anniversary thereafter until termination at a rate equal to 1.25x the prior calendar rate of inflation as published by the Bank of Canada.

B. Out of Pocket Expenses

The following out of pocket expenses incurred on behalf of the Company by the Contractor have been authorized to be paid by the Company:

i.

travelling and other costs actually and properly incurred by the Contractor in connection with the Contractor’s duties hereunder, up to a maximum of $60,000.00 per month (the “Authorized Amount”), subject to the Company’s available cash on hand exceeding $1,000,000 during such month, failing which the Authorized Amount shall be reduced to $30,000.00 per month.  Any costs exceeding the Authorized Amount shall be subject to pre-approval by the management of the Company prior to any reimbursement.  Both parties recognize that, as the financial condition of the Company improves or deteriorates, this amount may be increased or decreased without making changes to this document and without such changes constituting a termination of this Agreement, provided the Company makes the Contractor aware of the changed amount;

ii.	specialized training and/or educational costs as authorized by the Company for the enhancement of any Services, up to a maximum of $15,000.00 per year;

iii.	stationery and printing costs;

iv.	mileage allowance for personal vehicle use at $0.55/km when the Contractor is required to use own vehicle for business purposes.

__________

2 The contractor’s GST number has been redacted.

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C. Bonus

1. Milestone Bonus

The Contractor shall be eligible to receive up to 50% of an amount equal to twelve (12) times the Monthly Fee (“Annual Bonus”) based upon completion of performance criteria milestones (“PCM”s) to be approved by the Compensation Committee of the Board of the Company and disclosed to the Contractor on an annual basis. The Annual Bonus is not earned until the appropriate PCM is achieved, and then awarded and paid by the Company (or such other Company account as designated for internal accounting purposes) after completion of the fiscal year and assessment of performance, which will conclude within sixty (60) business days following the calendar year end, with the earned Annual Bonus paid within one month thereafter.

In order to be eligible to receive an Annual Bonus, the Contractor must be Actively Engaged on the date or dates that the PCM was accomplished pursuant to which the Annual Bonus becomes payable. “Actively Engaged”, in reference to a certain date, means that the Contractor is engaged by the Company on the applicable date.  “Actively Engaged” does not include:

(a)

Any period following the date the Contractor ceases to be engaged by the Company upon termination for any reason (whether voluntary or involuntary, and whether with or without just cause, and regardless of whether the termination is lawful or unlawful);

(b)	Any period in relation to which the Company provides Notice or the Termination Break Fee as set out in section 14 of this Agreement, in respect of such termination; or

(c)

Any period in relation to which the Company fails to give Notice or the Termination Break Fee as set out in section 14 of this Agreement, that ought to have been given pursuant to this Agreement or notice or pay in lieu pursuant to any applicable law, including the common law, in respect of such termination, and in relation to which damages may be awarded, including for the failure to provide such notice.

For further clarity, if the Contractor is not Actively Engaged on the established payment date for an Annual Bonus but was Actively Engaged when the PCM was accomplished, the Contractor will be deemed to have earned the Annual Bonus, and he will be eligible to receive the Annual Bonus.

2. Material Transaction Bonuses

Change of Control

Subject to the exemption noted below, should a change of control (“Change of Control”) occur in the Company during the Term of this Agreement or within 6 months after the termination of the Contractor pursuant to sections 13 or 14 (other than for cause), then the Contractor shall be entitled to a lump sum bonus payment equal to twenty-six (26) times the Monthly Fee.

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In addition, should a Change of Control occur, any stock options or warrants to purchase common stock, as referred to in all existing and future agreements between the Company and the Contractor, granted to the Contractor (including any award that resulted from a substitution or replacement of equity awards upon Change of Control) shall become immediately vested and exercisable.

A Change of Control includes any of the following events:

(a)

If any individual, partnership, company, society, or other legal entity (a “Person”), alone or together with any other Persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to more than fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of the Company or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, or have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(b)

The Company is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, a Person who previously did not hold or held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company, either alone or together with any other persons with whom it is acting jointly or in concert, is now, either alone or together with any other persons with whom it is acting jointly or in concert, entitled to hold more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of the Company or of such Person into which the Voting Stock of the Company has been converted;

(c)

The capital of the Company is reorganized and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company, now as a result of such reorganization, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company;

(d)

The Company sells or otherwise transfers all or substantially all of its assets to another Person and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company, now as a result of such sale or transfer, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company; or

(e)

During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority of the board of directors of the Company or any successor company thereof.

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EXEMPTION

In the event that the Company becomes financially distressed, it is accepted that the Contractor will have failed in performing the Services to the extent necessary to create value and revenue for the Company.  In such circumstances, if a Change of Control is necessary in order to maintain the Company’s assets and/or shareholder value, the entitlement to the Change of Control payment noted above, shall become null and void.

Affiliate Sale

Subject to the exemption noted below, should there be a sale of any of Kelowna Management Services Corp., Poviva Corp., Lexaria CanPharm ULC, Lexaria Nicotine LLC, Lexaria Pharmaceutical Corp., Lexaria Hemp Corp., Lexaria CanPharm Holding Corp. and/or any future subsidiary of the Company (collectively the “Affiliates”) with each such sale being deemed an “Affiliate Sale”, either during the Term of this Agreement or within 6 months after the Contractor’s termination pursuant to sections 13 or 14 (other than for cause), then the Company shall be obligated to pay the Contractor a one-time lump sum payment in the amount equal to 2% of the total value of such Affiliate Sale (the “Affiliate Sale Entitlement”). The Affiliate Sale Entitlement shall be paid to the Contractor within 90 days of completion of the Affiliate Sale.

An Affiliate Sale means any of the following events:

(a)

If any individual, partnership, company, society, or other legal entity (a “Person”), alone or together with any other Person with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to more than fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of an Affiliate or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, or have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(b)

An Affiliate is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, a Person who previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, either alone or together with any other persons with whom it is acting jointly or in concert, is now, either alone or together with any other persons with whom it is acting jointly or in concert, entitled to hold more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of the Affiliate or of such Person into which the Voting Stock of the Affiliate has been converted;

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(c)

The capital of an Affiliate is reorganized and a Person, together with any other Persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, now as a result of such reorganization, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate;

(d)

An Affiliate sells or otherwise transfers all or substantially all of its assets to another Person and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate, now as a result of such sale or transfer, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Affiliate; or

(e)

During any period of two consecutive years, individuals (“Incumbent Directors”) who at the beginning of any such period constitute the directors of an Affiliate cease for any reason to constitute at least a majority thereof. For the purposes of this clause:

(i)

Each director who, during any such period, is elected or appointed as a director of an Affiliate with the approval of at least a majority of the voting shareholders of such Affiliate will be deemed to be an Incumbent Director;

(ii)

An “Incumbent Director” does not include a director, elected or appointed pursuant to an agreement (in respect of such election or appointment) with another Person that deals with an Affiliate at arm’s length, or as part of or related to an amalgamation, a merger or a consolidation of an Affiliate into or with another person, a reorganization of the capital of an Affiliate or the acquisition of an Affiliate as a result of which securities entitled to less than fifty (50%) percent of the votes exercisable by holders of the then-outstanding securities entitled to Voting Stock of an Affiliate is converted on or immediately after such transaction are held in the aggregate by Persons who were holders of Voting Stock of an Affiliate immediately prior to such transaction; and

(iii)

References to an Affiliate shall include successors to an Affiliate as a result of any amalgamation, merger, consolidation or reorganization of an Affiliate into or with another body corporate or other legal Person.

EXEMPTION

In the event that the Company becomes financially distressed, it is accepted that the Contractor will have failed in performing the Services to the extent necessary to create value and revenue for the Company.  In such circumstances, if an Affiliate Sale is necessary in order to maintain the Company’s assets and/or shareholder value, the entitlement to the Affiliate Sale Entitlement noted above, shall become null and void.

3. Incentive Equity Plan

The Contractor will be entitled to participate in the Lexaria Incentive Equity Plan or any successor thereto, with such stock award amounts and exercise price, as applicable, to be determined by the Compensation Committee or the Board of Directors of the Company.

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